Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST, INC. ADVISES
STOCKHOLDERS NOT TO TAKE ANY ACTION
UNTIL THE BOARD MAKES A RECOMMENDATION REGARDING TENDER OFFER BY CMG PARTNERS, LLC AND ITS AFFILIATES

PLANO, Texas—July 10, 2014—Monogram Residential Trust, Inc. (“MRT”) today confirmed that CMG Partners, LLC and certain of its affiliates (collectively, “CMG”) have commenced an unsolicited tender offer to acquire shares of MRT from its stockholders.  CMG is not affiliated with, and does not represent, MRT.

The tender offer is under consideration by MRT’s board of directors and management.  On or before July 23, 2014, MRT will advise stockholders of whether the MRT recommends acceptance or rejection of the tender offer, expresses no opinion and remains neutral to the tender offer, or is unable to take a position with respect to the tender offer, and the reasons for that position or inability to take a position. Stockholders are urged to take no action with respect to the tender offer until they have been advised of MRT’s position regarding the tender offer.

About Monogram Residential Trust, Inc.

Monogram Residential Trust, Inc. (“MRT”) is a Plano, Texas-based real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. MRT invests in stabilized operating properties and properties in various phases of development, with a focus on communities located in the top 50 Metropolitan Statistical Areas of the United States. MRT’s portfolio includes investments in 57 multifamily communities in 12 states comprising 16,306 apartment homes.

Contact Information

Samantha Nelson, Edelman on behalf of MRT

Samantha.Nelson@edelman.com

212.704.4589

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